Exhibit 99.1
NEWS RELEASE

Natural Resource Partners L.P.
Corrects Typographical Errors
In January Release
HOUSTON, February 15, 2008 — Natural Resource Partners L.P. (NYSE:NRP) today announced that there were two typographical errors contained in the guidance table attached to the January 16 press release. General and administrative expenses should have shown a range of $20.0 million to $22.0 million and other expenses should have shown a range of $1.0 million to $1.5 million. While the detail numbers were incorrect, total expenses and all other items in the release were correct. The following table corrects these errors and restates NRP’s complete guidance for 2008.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the anticipated coal royalty revenues, coal production, operating expenses, net income and other items listed on the following table. All statements included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

08-03	- table follows -

NRP Corrects Typographical Errors in 2008 Guidance	Page 2 of 3
Natural Resource Partners L.P.
Guidance
(dollars and tons in millions except per unit amounts)

	Full Year 2008
	(Range)
Revenues
Coal royalty revenues	$186.5	–	$207.0
Aggregate revenues	7.0	–	9.0
Override royalties	10.0	–	13.0
Oil and gas royalties	4.5	–	5.5
Coal processing fees	7.0	–	9.0
Coal transportation fees	14.0	–	18.0
Property taxes	9.0	–	10.0
Other revenues (1)	4.0	–	5.0

Total Revenues	$242.0	–	$276.5
Expenses
Depreciation, depletion, and amortization	$70.0	–	$75.0
General and administrative	20.0	–	22.0
Property, franchise and other taxes	12.0	–	13.5
Coal transportation expenses	1.3	–	1.5
Coal royalty and override payments	1.0	–	1.5

Total operating expenses	104.3	–	113.5
Interest expense (net)	$22.0	–	$25.0
Net income	$120.0	–	$132.0
Net income per unit	$1.40	–	$1.55
Principal payments	$23.2	–	$23.2
Distributable cash flow (2)	$167.0	–	$184.0

(1)	Other revenues consist of minimums recognized as revenue, wheelage, rentals and timber.

(2)	Distributable cash flow represents net income plus depletion and amortization minus principal payments. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. We believe that “net cash provided by operating activities” would be the most comparable financial measure to distributable cash. However, due to the substantial uncertainties associated with forecasting future changes to operating assets and liabilities, we cannot provide guidance on forward-looking net cash provided by operating activities or provide reconciliations of distributable cash flow to that measure.

NRP Corrects Typographical Errors in 2008 Guidance	Page 3 of 3
Guidance continued

	Full Year 2008
	(Range)
Regional Statistics
Coal royalty production (tons)
Northern Appalachia	6.0	–	7.5
Central Appalachia	35.0	–	40.0
Southern Appalachia	4.0	–	5.0

Appalachia	45.0	–	52.5
Illinois Basin	6.5	–	8.0
Northern Powder River Basin	5.5	–	6.5

Total	57.0	–	67.0
Coal royalty revenues
Northern Appalachia	$17.5	–	$21.0
Central Appalachia	125.0	–	135.0
Southern Appalachia	17.0	–	19.5

Appalachia	$159.5	–	$175.5
Illinois Basin	17.0	–	19.0
Northern Powder River Basin	10.0	–	12.5

Total	$186.5	–	$207.0
Average coal royalty revenue per ton
Northern Appalachia	$2.80	–	$2.92
Central Appalachia	3.38	–	3.57
Southern Appalachia	3.90	–	4.25

Appalachia	$3.34	–	$3.54
Illinois Basin	2.38	–	2.62
Northern Powder River Basin	1.82	–	1.92
Total	$3.09	–	$3.27
Aggregates
Production (tons)	5.0	–	5.6
Revenues	$7.0	–	$9.0
Average royalty revenue per ton	$1.40	–	$1.61
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